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                            CARTER, LEDYARD & MILBURN
                               Counsellors at Law
                                  2 Wall Street
                            New York, New York 10005
                                    ---------

                                 (212) 732-3200
                               Fax (212) 732-3232

                                       May 21, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549


              Re:  SVT Inc.
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Ladies and Gentlemen:

     We have acted as counsel for SVT Inc., a Delaware corporation (the "Corporation"), in connection with its 2000 Stock Incentive Plan (the "Plan"). Under the Plan, up to 8,400,000 shares (the "Shares") of the Common Stock, par value $.001 per share, of the Corporation are available for awards in the form of stock options, restricted stock, restricted stock units and other awards. The Shares may be either authorized but unissued shares or treasury shares.

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents as we have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, we are of the opinion that up to 8,400,000 previously unissued Shares which may be the subject of awards under the Plan, when paid for in accordance with the terms of the Plan and the awards granted thereunder, will be legally issued, fully-paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Corporation's Form S-8 Registration Statement for the Shares.

                                            Very truly yours,

                                            /s/CARTER, LEDYARD & MILBURN
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